Exhibit 99.1
                                                                                                           June 13, 2011

AMPAL-AMERICAN ISRAEL CORPORATION ("Ampal" and/or the "Company") -
Summary of a meeting between representatives of Hermatic Trusts (1975) Ltd.; Ziv Haft
Trust Company Ltd.; Clal Finance Trusts 2007 Ltd. and Company's representatives dated
May 11, 2011

Participants:

Giora Luftig
Hagar Shaul
Dan Ofer
Merav Offer
Michal Avtalion Rishoni
Tzilli Nave
Yosef A. Maiman
Irit Eluz
Amit Mantsur
Zahi Ben Atav
Adv. Erez Altit
Adv. Yoram Firon

The Company's report:

Last Thursday, Ampal approved a repurchase program of its debentures in an amount of up to US$30 million.

As of December 31, 2010, the Company's net debts, after closing of the sale of 012 Smile, are totaled at approximately US$200 million. The Company's debentures constitute about US$280 million of the Company's overall debts.

The Company presented financial information and general cash flow of EMG which show, among other things, the expected impact, if any, of the decrease in EMG's business following the damage to the Egyptian government's gas pipeline, on Ampal's cash flow.

From Ampal's point of view, a decline of 30% in EMG's sales is a most pessimistic scenario. In light of the past four months which were eventful, yet still EMG met approximately 70% of its contractual obligations from the beginning of the year, to supply gas.

The Company's position is that in light of its cash, its cash flow and its assets, even if during the years 2011 and 2012 Ampal were to receive no dividends from EMG, Ampal will still be able to meet its obligations, including its obligations to its debentures holders.

Ampal-American Israel Corporation
10 Abba Eban St., Ackerstein Tower C, P.O.Box 12215, Herzliya 46733, Israel
Tel 972-9-952-6000, Fax 972-9-952-6001
555 Madison Avenue, New York, NY 10022, USA
Toll Free Number: 1-866-447-8636

The trustees presented to the Company and to the Company's controlling shareholder the debentures holders concerns regarding the impact of the recent events in Egypt on the Company's ability to repay the debentures. In addition, an email from Psagot was forwarded to the Company, which was received by the trustees on May 3, 2011 in that matter, which included various requests by Psagot to amend the debentures terms.

The Company's position was that it does not expect any risk to the debentures holders.

The Company will publish a press release that will present the Company's estimations of the maximum impact on the Company's cash flow even if during the years 2011 and 2012 Ampal were to receive no dividends from EMG.

The said press release will be sent to the trustees for their preapproval, within a few days.

Ampal-American Israel Corporation
10 Abba Eban St., Ackerstein Tower C, P.O.Box 12215, Herzliya 46733, Israel
Tel 972-9-952-6000, Fax 972-9-952-6001
555 Madison Avenue, New York, NY 10022, USA
Toll Free Number: 1-866-447-8636